SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                            LAKELAND INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 May 12, 2000

     Dear Stockholder,

             I am pleased to extend to you my personal invitation to attend the 2000 Annual Meeting of Stockholders of Lakeland Industries, Inc. (the "Company") on Wednesday, June 21, 2000 at 9:30 a.m. at the Holiday Inn, 3845 Veterans Memorial Highway, Ronkonkoma, NY 11779.

             The accompanying Notice of Annual Meeting and Proxy Statement contain a description of the formal business to be acted upon by the stockholders. At the meeting, I intend to discuss the Company's performance for its fiscal year ended January 31, 2000 and its plans for the current fiscal year. Certain members of the Company's Board of Directors and officers of the Company, as well as a representative of Grant Thornton LLP, the Company's independent auditors, will be available to answer any questions you may have, or to make a statement if they wish to.

             While I am looking forward to seeing you at the meeting, it is very important that those of you who cannot personally attend assure your shares are represented. I urge you therefore to sign and date the enclosed form of proxy and return it promptly in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.

                                            Sincerely,



                                            /s/ Raymond J. Smith
                                            --------------------
                                            Raymond J. Smith
                                            President and Chairman of the Board

                            LAKELAND INDUSTRIES, INC.

                                    NOTICE OF
                       2000 ANNUAL MEETING OF STOCKHOLDERS
                                  June 21, 2000


TO THE STOCKHOLDERS OF LAKELAND INDUSTRIES, INC.:

         Notice is hereby given that the Annual Meeting of Stockholders of Lakeland Industries, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, June 21, 2000 at 9:30 a.m. at the Holiday Inn, 3845 Veterans Memorial Highway, Ronkonkoma, NY 11779 for the following purposes:

         1. To elect two Class II members of the Board of Directors, and

         2. To transact such other business as properly may come before the meeting or any adjournment thereof.

         Each share of the Company's Common Stock will be entitled to one vote upon all matters described above. Stockholders of record at the close of business on April 29, 2000 will be entitled to notice and to vote at the meeting.



May 12, 2000

                       BY ORDER OF THE BOARD OF DIRECTORS
                         Christopher J. Ryan, Secretary


PLEASE DATE, VOTE AND SIGN THE ENCLOSED PROXY AND RETURN PROMPTLY. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

                            LAKELAND INDUSTRIES, INC.
                               711-2 Koehler Ave.
                           Ronkonkoma, New York 11779


                                 PROXY STATEMENT
                       2000 Annual Meeting of Stockholders
                                  June 21, 2000

                               GENERAL INFORMATION


         This proxy statement is furnished in connection with the solicitation by the Board of Directors of Lakeland Industries, Inc. (the "Company") of proxies from the holders of the Company's $.01 par value Common Stock (the "Common Stock") for use at the 2000 Annual Meeting of Stockholders to be held on June 21, 2000, and at any adjournment thereof (the "Annual Meeting").
         This proxy statement, the accompanying form of proxy and the Company's 2000 Form 10-K (which includes the Company's Annual Report to Stockholders) are first being sent to the Company's stockholders on or about May 12, 2000.
         The accompanying proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a properly signed proxy bearing a later date, filed with the Secretary of the Company prior to the Annual Meeting. If the person giving the proxy is present at the meeting and wishes to vote in person, he or she may withdraw his or her proxy at that time.
         The Company has borne all costs of solicitation of proxies. In addition to solicitation by mail, there may be incidental personal solicitations made by directors, officers and regular employees of the Company and its subsidiaries. The cost of solicitation, including the payments to nominees who at the request of the Company mail such material to their customers, will be borne by the Company.

               VOTING SECURITIES AND STOCK OWNERSHIP OF OFFICERS,
                      DIRECTORS AND PRINCIPAL STOCKHOLDERS


         All holders of record of the Common Stock at the close of business on April 29, 2000, are entitled to notice of and to vote at the Annual Meeting. At the close of business on April 29, 2000, there were 2,644,000 shares of outstanding Common Stock, each entitled to one vote per share on all matters to be voted upon at the Annual Meeting. The Company's stockholders do not have cumulative voting rights.

         The following table sets forth information as of April 29, 2000, with respect to beneficial ownership of the Company's Common Stock by all persons known by the Company to own beneficially more than 5% of the Common Stock, each director and nominee for director of the Company and all directors and officers of the Company as a group. All persons listed have sole voting and investment power with respect to their shares of Common Stock.

                  Name and Address                  Number of Common                 Percent of
                  Beneficial Owner                  Shares Beneficially Owned        of Class
                  -------------------               -------------------------       -----------

                  Raymond J. Smith                      579,500   (1)                  21.92%
                  711-2 Koehler Ave.
                  Ronkonkoma, NY 11779

                  Christopher J. Ryan                   251,977 (2) (6)                 9.53%
                  711-2 Koehler Ave.
                  Ronkonkoma, NY 11779

                  Joseph P. Gordon                      134,500                         5.09%
                  177-23 Union Tpke.,
                  Flushing, NY 11366

                  John J. Collins, Jr.                  123,400   (3)                   4.67%

                  Eric O. Hallman                        47,500   (3)                   1.80%

                  Walter J. Raleigh                       7,000   (4)                    .27%
                  All officers and directors
                  as a group (7 persons)              1,063,827   (5)                  40.24%

--------------------------
Included in the above are fully exercisable options to purchase the Company's common stock, as follows:

                  (1) 9,000 shares granted on June 5, 1996;
                  (2) 4,050 shares granted on January 1, 1994;
                  (3) 1,000  shares  granted on June 15,  1994 and 1,000  shares granted on June 18, 1997 to each of Mr. Hallman and Mr. Collins;
                  (4) 3,000  shares  granted on April 18, 1997 and 1,000  shares granted June 17, 1998;
                  (5) 60,500 shares granted  between  January,  1, 1994 and June
                      17, 1998
                  (6) Mr. Ryan disclaims  beneficial  ownership of 15,000 shares owned by his wife.

Proposal 1 -
                              ELECTION OF DIRECTORS

           The Company's Certificate of Incorporation provides for three classes of directors with staggered terms of office and provides that upon the expiration of the terms of office for a class of directors, nominees for each class shall be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. The Company currently has one Class I director, two Class II directors and two Class III directors. At the 2000 Annual Meeting there are two nominees for director in Class II. The incumbent Class III and Class I directors have one year and two years, respectively, remaining on their terms of office.
           The Company has no reason to believe that either of the nominees will be disqualified or unable to serve, or will refuse to serve if elected. However, if a nominee is unable or unwilling to accept election, the proxies will be voted for such substitute as the Board of Directors may select. It is intended that the shares represented by proxies will be voted, in the absence of contrary instructions, for the election as director of the nominees for Class II named in the following table. The Board of Directors has nominated and Management recommends the election of the persons listed in the following table as Class II directors. The table also sets forth the names of the two directors in Class III and the one directors in Class I whose terms of office have not expired, their ages, their positions with the Company and the period each has served as a director of the Company. There are no family relationships among the Board members.
                                           Position
                                           With the                   Director
              Name            Age          Company                     Since
--------------------------------------------------------------------------------
                          NOMINEES FOR DIRECTOR - CLASS
                         II (Nominee for three year Term
                             Expiring in June, 2003)
                   ------------------------------------------

John J. Collins, Jr.           57          Director                    1986
Eric O. Hallman                56          Director                    1982

                           INCUMBENT DIRECTORS - CLASS
                         III (One year remaining on Term
                             Expiring in June, 2001)
                    -----------------------------------------

Raymond J. Smith               61          Chairman of the Board,      1982
                                           President and Director
Walter J. Raleigh              72          Director                    1991


                          INCUMBENT DIRECTOR - CLASS I
              (Two years remaining on Term Expiring in June, 2002)
                    -----------------------------------------

Christopher J. Ryan            48          Executive Vice President    1986
                                           Finance, Secretary and
                                           Director

         The principal occupations and employment of the nominees for director and for the directors continuing in office are set forth below:

         John J. Collins, Jr. was Executive Vice President of Chapdelaine GSI, a government securities firm from 1977 to January 1987. He was Senior Vice President of Liberty Brokerage, a government securities firm between January 1987 and November 1998. Presently, Mr. Collins is self-employed, managing a direct investment portfolio of small business enterprises for his own accounts.

         Eric O. Hallman has been a director of the Company since its incorporation. He was President of Naess Hallman Inc., a shipbrokering firm, between 1984 and 1991. Mr. Hallman was also affiliated between 1991 and 1992 with Finanshuset (U.S.A.), Inc., a shipbrokering and international financial services and consulting concern, and was an officer of Sylvan Lawrence, a real estate development company, between 1992 and 1998. Mr. Hallman is presently President of PREMCO, a real estate management company.

         Raymond J. Smith, a co-founder of the Company, has been Chairman of the Board of Directors and President since its incorporation in 1982.

         Walter J. Raleigh is a director of CMI Industries, Inc., the successor company to Clinton Mills, Inc. and was president of Clinton Mills Sales, Co. Division, N.Y. from 1974 to 1995. Clinton Mills was a textile manufacturer of woven fabrics. Mr. Raleigh retired from Clinton Mills in 1995 and now is a Senior Adviser to CMI Industries, Inc. Mr. Raleigh is a former director of Kerry Petroleum Company, an oil and gas development company.

         Christopher J. Ryan has served as Executive Vice President-Finance and director since May, 1986 and Secretary since April 1991. From October 1989 until February 1991 Mr. Ryan was employed by Sands Brothers and Rodman & Renshaw, Inc., both investment banking firms. Prior to that, he was an independent consultant with Laidlaw Holding Co., Inc., an investment banking firm, from January 1989 until September 1989. From February, 1987 to January, 1989 he was employed as the Managing Director of Corporate Finance for Brean Murray, Foster Securities, Inc. He was employed from June, 1985 to March, 1986 as a Senior Vice President with the investment banking firm of Laidlaw Adams Peck, Inc., a predecessor firm to Laidlaw Holdings, Inc. Mr. Ryan has been a director of Auerback, Pollack & Richardson and Lessing, Inc. since 1996.

         During the year ended January 31, 2000, the Board of Directors of the Company met two times, and four of the five members of the Board of Directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period when he was a director, and (2) the total number of meetings held by all committees of the Board of Directors on which he served (during the periods when he served).

Potential  Anti-Takeover Effect

         The Board of Directors has the authority, without further approval of the Company's shareholders, to issue preferred shares (the "Preferred Shares") having such rights, preferences and privileges as the Board of Directors may determine. Any such issuance of Preferred Shares could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. In addition, the Company is subject to Delaware statutes regulating business combinations, takeovers and control share acquisitions which might hinder or delay a change in control of the Company. Anti-takeover provisions that could be included in the Preferred Shares when issued and the Delaware statutes regulating business combinations, takeovers and control share acquisitions can have a depressive effect on the market price of the Company's securities and can limit shareholders' ability to receive a premium on their shares by discouraging takeover and tender offer bids.

         The Directors of the Company serve staggered three-year terms. The Company's Restated Certificate of Incorporation sets forth a provision that requires certain business combinations to be approved by at least 66.66% of the Company's voting securities, unless 66.66% of the members of the Board of Directors have approved the transaction, and require approval of holders of 66.66% of the Company's voting shares to amend these provisions. In addition, the Company has an Employee Stock Ownership Plan ("ESOP"). In the past, other companies have used similar plans to hinder or prevent a takeover situation. The Company has also entered into employment contracts with certain executive officers providing for lump sum payments of contracted salaries pursuant to various formulas, should there be a change in control of the Company. These factors could have an anti-takeover effect by making it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise or the removal of incumbent officers and directors. These provisions could delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the Common Stock held by the Company's shareholders.

Committees of the Board of Directors are as follows:

              1- The Stock Option and Compensation Committee is responsible for evaluating the performance of the Company's management, fixing or determining the method of fixing compensation of the Company's salaried employees, administering the Company's Stock Option and 401K/ESOP Plans, and reviewing significant amendments to a subsidiary's employee pension benefit plan. The Committee also, in conjunction with the Chief Executive Officer, considers the qualifications of prospective Directors of the Company and, as vacancies occur, recommends nominees to the Board of Directors. The Stock Option and Compensation Committee (which also functions as a nominating committee for nominations to the Board) will consider nominees to the Board recommended by stockholders. Such recommendations must be in writing and sent to the Secretary of the Company no later than January 31st of the year in which the Annual Meeting is to be held, accompanied by a brief description of the proposed nominee's principal occupation and his or her other qualifications which, in the stockholder's opinion, make such person a suitable candidate for nomination to the Board. This Committee met once during the year ended January 31, 2000. The committee members are:
         John  J.  Collins,   Jr.,  Eric  O.  Hallman,  and  Walter  J.  Raleigh

Compensation Committee Interlocks and Insider Participation

         Members of the Stock Option and Compensation Committee are outside directors who do not serve in any other capacity with respect to the Company or any of its subsidiaries. Messrs. Collins and Hallman are partners of POMS Holding Co. See "Certain Relationships and Related Transactions".

              2- The Audit Committee was formed in September, 1987 and is responsible for recommending to the Board of Directors the appointment of independent auditors for the fiscal year, reviewing with the independent auditors the scope of their proposed and completed audits, and reviewing with the Company's financial management and its independent auditors other matters relating to audits and to the adequacy of the Company's internal control structure. This Committee met once during the year ended January 31, 2000.

The committee members are: John J. Collins, Jr., Eric O. Hallman, and Christopher J.Ryan

                       COMPENSATION OF EXECUTIVE OFFICERS

         The table below sets forth all salary, bonus and all other compensation paid to the Company's chief executive officer and each of the Company's other executive officers (who earned more than $100,000 per year in salary and bonus) for the years ended January 31, 2000, 1999 and 1998:

Name and                                                              All Other
Principal Position             Year         Salary       Bonus      Compensation
Raymond J. Smith,              2000        $262,500     $92,500        $6,716
Chairman, President and CEO    1999         262,500      25,000         5,899
                               1998         225,000                     3,089

Christopher J. Ryan,           2000        $175,000     $16,000        $3,252
Executive V.P.-Finance         1999         175,000      20,000         3,724
and Secretary                  1998         169,003       7,750         1,262

Harvey Pride, Jr.              2000        $135,000     $12,800        $3,864
Vice President-                1999         135,000                     3,465
Manufacturing                  1998         115,000      23,000           910

James M. McCormick             2000        $115,000     $16,500        $4,139
VP - Treasurer                 1999         115,000      13,500         4,214
                               1998         115,000       8,450         2,138

         There are four executive officers with salary and bonus individually exceeding $100,000. There were no pension or retirement plans or other benefits, payable or accrued, for such persons during fiscal year 2000. The Company has entered into employment contracts with certain executive officers providing for annual compensation of $262,500 for Mr. Smith and $215,000 for Mr. Ryan and $135,000 for Mr. Pride. Messrs. Smith and Pride each have a three year contract which expires on January 31, 2001, Mr. Ryan has a three year contract which expires on February 13, 2001. All contracts are automatically renewable for one or two year terms, unless in various instances 30 to 120 days notice is given by either party. The above named executives participate in the Company's 401-K Plan which commenced on January 1, 1995. The Company has made a contribution to this plan totaling $57,642, during the plan year ended December 31, 1999.

         These employment contracts are similar in nature and include disability benefits, vacation time, non-compete and confidentiality clauses. There are no provisions for retirement. Messrs. Smith, Ryan and Pride's contracts have an additional provision for annual bonus based on the Company's performance and based upon earnings per share formulas determined by the Stock Option and Compensation Committee of the Board of Directors of the Company. Accordingly, the annual bonus accrued at January 31, 2000 (for payment in May 2000) for Messrs. Smith, Ryan and Pride were $62,500, $0 and $0, respectively. All contracts provide for lump sum payments of contracted salaries pursuant to various formulas should there be a change in control of the Company.

STOCK  OPTION  AND  COMPENSATION  COMMITTEE  REPORT  ON  EXECUTIVE  COMPENSATION

Policies: The compensation policy of the Company is to provide its executive officers and management with a level of pay and benefits that will assure the Company's competitiveness and continued growth, and allow the Company to retain key executives critical to this long-term success and attract and retain qualified personnel. The Company competes for talented executives in a market segment where successful entrepreneurial executives are highly compensated. It also competes for executives with a background in manufacturing and selling protective safety garments. As a result, to obtain and retain highly qualified and motivated executives, the Compensation Committee has deemed it desirable to structure employment arrangements which compensate highly for high profitability and performance and to enter into written employment agreements with its senior executive officers.

         The Compensation Committee's responsibilities include overseeing the Company's compensation policies, supervising compensation for management and employee benefits and administering the Company's stock option and other employee benefit plans.

         The Compensation Committee also develops and negotiates employment agreements with key executive officers. These employment agreements include base salaries and incentive compensation arrangements designed to reward management for achieving certain production or performance levels. The Compensation Committee is also responsible for developing or reviewing incentive compensation arrangements which the Company enters into with executive officers and key individuals, other than those senior executives who have written employment agreements. See "Compensation of Executive Officers".

         In order to determine appropriate levels of executive compensation, the Compensation Committee reviews various factors, including individual performance, and evaluates the progress of the Company towards attaining its long-term profit and return on equity goals. Compensation packages for senior executive officers have been structured to attempt to compensate them to a substantial extent based on both the profitability of the Company as a whole and the productivity of their individual departments.

         Particulars:  Messrs. Eric O. Hallman,  John J. Collins, Jr. and Walter
J. Raleigh were members of the Company's Stock Option and Compensation Committee when it ratified Mr. Smith's and Mr. Pride's employment contracts in January 1998, and Mr. Ryan's which was ratified on February 14, 1997. Mr. Walter J. Raleigh joined the Board of Directors on April 18, 1991, as a third outside director and with Messrs. Hallman and Collins, these three outside directors presently make up the Stock Option and Compensation Committee.

         Messrs. Smith, Pride and Ryan were awarded base compensations of $262,500, $215,000 and $135,000, for fiscal 2001, respectively. In addition, the Committee reviewed what was normally paid the President and Chairman in Mr. Smith's case and Executive Vice President Finance and In-House Counsel in Mr. Ryan's case and the Chief Manufacturing Executive in Mr. Pride's case, in public companies of Lakeland's size and concluded that the compensation package represented close to the median of what other officers were being compensated in like public companies of comparable size after reviewing Growth Resources Officer Compensation Report Eleventh Edition - Panel Publications.

         These contracts also provide for bonuses in addition to salary based upon the Company's increase in earnings. (See Directors and Principal Stockholders.) The Stock Option and Compensation Committee believes that the contracts covering Messrs. Smith, Pride and Ryan are appropriately tied to their respective levels of expertise, were constructed at or below industry norms, and any increases in compensation were and will be tied to increases in the Company's earnings. The Stock Option and Compensation Committee also took into consideration that since the inception of the Company 15 years ago there have been no executive pension plans, deferred compensation plans, or other compensation or benefit plans for executives of the Company other than the Company's Stock Option Plan and the 401-K/ESOP Plan, the latter of which went into effect January 1, 1995.


         The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                               Performance Graph
         The Corporate Performance Graph, appearing on the following page, obtained from Media General Financial Services of Virginia, compares the five year cumulative total return of the Company's common stock with that of a broad equity market index, including dividend reinvestment and with that of a peer group:

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

                                                             FISCAL YEAR ENDING
                                -------------------------------------------------------------------------------
COMPANY/INDEX/MARKET             1/31/1995    1/31/1996    1/31/1997     1/30/1998      1/29/1999     1/31/2000
Lakeland Industries               100.00        90.13        66.45         171.05         134.21        90.79
Customer Selected Stock List      100.00        66.38        70.52          79.53          63.18        47.77
S&P Industrials                   100.00       137.27       173.41         218.77         300.28       339.59

Option/SAR Grants in Last Fiscal Year - No stock options were granted to any employee in fiscal 2000 and no SAR grants have been made since inception of the Stock Option Plan. See "Directors' Compensation".

Stock Option Plan

         Messrs. Smith, Ryan, Pride and McCormick participate in the Company's Incentive Stock Option Plan (common stock). The outstanding incentive stock options as of January 31, 2000 are as follows:

                   No. of                               Date(s)                                    Grant
Name of            Shares         Option                 of                  Expiration            Date
Executive         Granted          Price                Grant                   Date(s)            Value
-----------------------------------------------------------------------------------------------------------
Mr. Smith            9,000        $ 3.50              6/5/96                6/4/06                $31,500
Mr. Ryan             4,050         $2.25              1/1/94                1/1/04                 $9,113
Mr. Pride           29,600         $2.25 - 3.50       6/5/96 & 1/1/94       6/4/06 & 1/1/04       $91,600
Mr. McCormick        9,850         $2.25 - 3.50       6/5/96 & 1/1/94       6/4/06 & 1/1/04       $28,413

         There are currently 250,000 option shares available for future grant under this plan. During the year ended January 31, 2000, no stock options were granted or exercised.

                             DIRECTORS' COMPENSATION

Members of the Board of Directors, in their capacity as directors, are reimbursed for all travel expenses to and from meetings of the Board. Outside Directors received $750 for each meeting as compensation for serving on the Board. There are no charitable award or director legacy programs. Messrs. Collins, Hallman and Raleigh participate in the Company's Non-employee Directors' Option Plan as follows:

                                # of       Option      Date of      Expiration
                Director       Shares      Price        Grant          Date

               Mr. Collins     1,000      $5.125       6/18/97       6/18/2003
               Mr. Collins     1,000       3.88        6/15/94       6/15/2000
               Mr. Hallman     1,000       5.125       6/18/97       6/18/2003
               Mr. Hallman     1,000       3.88        6/15/94       6/15/2000
               Mr. Raleigh     3,000       3.25        4/18/97       4/18/2003
               Mr. Raleigh     1,000       10.75       6/17/98       6/17/2004


         There are currently 39,000 option shares available for future grant under this plan. During the year ended January 31, 2000, no stock options were granted or exercised.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         POMS Holding Co. ("POMS", a partnership consisting of Raymond J. Smith, Eric O. Hallman, John J. Collins, Jr., Joseph P. Gordon, Harvey Pride, Jr. and certain other stockholders of the Company) leases to the Company a 91,788 square foot disposable garment manufacturing facility in Decatur, Alabama. Under a lease effective September 1, 1999 and expiring on August 31, 2004, the Company pays an annual rent of $364,900 and is the sole occupant of the facility.

         On March 1, 1999, the Company entered into a one year (renewable for four additional one year terms) lease agreement with Harvey Pride, Jr., an officer of the Company, for 2400 sq. ft. customer service office. This is located next to the existing Decatur, Alabama facility mentioned above.

         On June 1, 1999, the Company entered into a five year lease agreement with River Group Holding Co., L.L.P. for a 40,000 sq. ft. warehouse facility located next to the existing facility in Decatur, Alabama. River Group Holding Co., L.L.P. is a limited liability partnership made up of the Directors and certain officers of the Company. The annual rent for this facility is $199,100 and the Company is the sole occupant of the facility.

         During November 1999 Highland and Chemland divisions relocated from Somerville, Alabama to the above mentioned Decatur facility. Highland had paid $1,500 on a month to month lease for 12,000 sq. ft. of manufacturing space. Chemland had paid $1,600 on a month to month lease, also for 12,000 sq. ft. That Somerville facility was owned by Harvey Pride, Jr., an officer of the Company.

         The Company believes that all rents paid to POMS, River Group Holding Co., L.L.P. and Harvey Pride, Jr. by the Company, Highland and Chemland Divisions are comparable to what would be charged by an unrelated third party. The net rent paid to POMS, River Group Holding Co., L.L.P. by the Company for the year ended January 31, 2000, amounted to $497,636 and the total rent paid to Harvey Pride, Jr. by the Company for use by its Highland, Chemland divisions and the customer service office, for the year ended January 31, 2000, amounted to $47,500.
         An Qiu Holding Co., LLC ("An Qiu" a partnership consisting of all the Directors of the Company and one officer) entered into a eight month lease expiring April 2000 through its majority ownership interest in a Chinese Foreign Joint Venture Holding Company, leasing a 46,000 square foot building in China at an annual rental fee of $48,972 to the Company.

         The Company paid or accrued legal fees of $843 for the fiscal year ended January 31, 2000 to the Law Offices of Thomas J. Smith, the Company's General Counsel. Mr. Thomas J. Smith, is the brother of Raymond J. Smith.

                                  OTHER MATTERS

         The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Stockholder proposals for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders must be received by the Company not later than January 31, 2001. The person submitting the proposal must have been a record or beneficial owner of the Company's Common Stock for at least one year and must continue to own such securities through the date on which the meeting is held, and the securities so held must have a market value of at least $1,000. Any such proposal will be included in the Proxy Statement for such Annual Meeting if the rules of the Securities and Exchange Commission are complied with as to the timing and form of such proposal, and the content of such stockholder's proposal is determined by the Company to be appropriate under rules promulgated by the Commission.


                                          By the Order of the Board of Directors



                                                        /s/ Christopher J. Ryan,
                                                        ------------------------
                                                        Christopher J. Ryan,
                                                        Secretary



May 12, 2000

                                 REVOCABLE PROXY
                            LAKELAND INDUSTRIES, INC.
              711-2 Koehler Avenue, Ronkonkoma, New York 11779-7410

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

                       THIS PROXY IS SOLICITED ON BEHALF
                           OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Raymond J. Smith and Christopher J. Ryan as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated hereon, all the shares of common stock of Lakeland Industries, Inc., held of record by the undersigned on April 29, 2000 at the annual meeting of stockholders to be held on June 21, 2000 or any adjournment there of.


1. Election of Directors

John J. Collins, Jr. and Eric O. Hallman

                                 With-                     For All
 [  ]  For                [  ]   hold               [  ]   Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

2. Other Business 1. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                       Please be sure to sign and date
                          this Proxy in the box below.


                       -----------------------------------
                                      Date


                       -----------------------------------
                             Stockholder sign above


                       -----------------------------------
                         Co-holder (if any) sign above


   Detach above card, sign, date and mail in postage paid envelope provided.


                           LAKELAND INDUSTRIES, INC.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY